SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Extreme Home Staging Inc., of our report dated January 4, 2010 on our audit of the financial statements of Extreme Home Staging Inc. as of September 30, 2009 and 2008, and the related statements of operations, stockholders' equity and cash flows for the years ended September 30, 2009 and 2008 and from inception on May 2, 2006 through September 30, 2009, and the reference to us under the caption "Experts."

Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
January 6, 2010